EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in Registration Statement Nos. 33-19274, 33-50543, 33-50617, 333-02571, 333-14209 and 333-30263 of Duke
Energy Corporation on Form S-3, Registration Statement Nos. 2-72172, 333-12093, 333-34655, 333-29587, 333-29585, 333-29563 of Duke Energy Corporation on Form
S-8, Registration Statement No. 333-23227 of Duke Energy Corporation on Form S-4 and Registration Statement Nos. 333-40679, 333-40679-01 and 333-40679-02 of Duke Energy Corporation, Duke Energy Capital Trust I and Duke Energy Capital Trust II, respectively, on Form S-3 of our report dated December 3, 1997, appearing in this Form 8-K Current Report of Duke Energy Corporation dated December 4, 1997.


DELOITTE & TOUCHE LLP

Charlotte, North Carolina
December 4, 1997